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EXHIBIT 5.1

                                   LAW OFFICE
                                       OF
                                STEWART A. MERKIN
                                 ATTORNEY AT LAW
                           RIVERGATE PLAZA, SUITE 300
                               444 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                WWW.MERKINLAW.NET
                          E-MAIL: MERKIN@MERKINLAW.NET

TEL.: (305) 357-5556                                        FAX:  (305) 358-2490

                                November 19, 2008

Ingen Technologies, Inc.
35193Avenue A, Suite C
Yucaipa, California 92399

To the Board of Directors:

I have been engaged as counsel for Ingen Technologies, Inc., a Georgia corporation (the "Company") in connection with a proposed offering under the Securities Act of 1933, as amended (the "Act") of 7,500,000 shares Common Stock, no par value (the "Shares"), to be issued to Hans Gassner pursuant to that certain Consulting Agreement, dated November 19, 2008 (the "Consulting Agreement") and a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in connection therewith.

 In connection with rendering the opinion as set forth below, I have reviewed and examined the following:

1. Articles of Incorporation of the Company, as amended;
2. Bylaws of the Company;
3. Consent to Action in Lieu of Meeting of the Directors of the Company dated November 19, 2008;
4. Consulting Agreement;
5. Registration Statement on Form S-8 and exhibits thereto as filed with the Commission on or about this date; and,
6. Other such documents and legal authorities as I deemed necessary for purposes of rendering this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. I have further assumed that Mr. Gassner will have completed the required consulting services and/or provided consideration required under the terms of the Consulting Agreement acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreement will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company's Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matters that come to my attention hereafter.

                                                       Very truly yours,

                                                       /s/ Stewart A. Merkin
                                                       ---------------------

                                                       Stewart A. Merkin, Esq.